Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-280580 and No. 333-282062) on Form F-3 and No. 333-261757 on Form S-8 of our report dated March 31, 2026 with respect to the consolidated financial statements of GDEV Inc. and its subsidiaries.

/s/ Somekh Chaikin

Somekh Chaikin Member Firm of KPMG International
Tel Aviv, Israel
March 31, 2026